Exhibit 99.1

Company Contact:

James S. Scully
Chief Administrative Officer and
Chief Financial Officer
(212) 209-8040

Investor Contact:

Allison Malkin/Chad Jacobs/Joe Teklits
ICR, Inc.
(203) 682-8200

SUKHINDER SINGH CASSIDY APPOINTED TO THE J.CREW BOARD OF DIRECTORS

New York, NY – August 12, 2009 – J. Crew Group, Inc. (the “Company”) [NYSE:JCG] today announced that Sukhinder Singh Cassidy had been appointed to its Board of Directors, effective August 14, 2009. In addition, Jonathan Coslet, has advised the Company of his intention to resign from the Board of Directors, effective August 14, 2009 in order to focus on his responsibilities at TPG Capital L.P.

Ms. Singh Cassidy, 39, is CEO-in-residence at Accel Partners, a global venture and growth equity firm, since April 2009. Prior to that, Ms. Singh Cassidy was a global Vice-President of Sales and Operations for Google, Inc., and from 2005 to 2009 she was Google’s President for Asia-Pacific & Latin America Operations. From 2003 to 2005, she was Google’s General Manager of Local Search, Video and Print Partnerships.

Millard Drexler, J.Crew’s Chairman and CEO said, “We are pleased to welcome Sukhinder to our Board. Her experience with new media and internet strategy make her a great fit for our Board of Directors and for J.Crew. We also want to thank Jonathan for his many contributions and support over the years.”

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of August 11, 2009, the Company operates 242 retail stores (including 9 crewcuts and 17 Madewell stores), the J. Crew catalog business, jcrew.com, and 78 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.